July 13, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

                                   BPI Packaging Technologies, Inc.

We have read Item 4 of BPI Packaging Technologies, Inc. Form 8-K dated July 6, 1998 and are in agreement with the statements contained in paragraph 4(a) therein.


Yours very truly,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP